Exhibit 10.1

SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Separation Agreement”) is entered into by and between Abercrombie & Fitch Management Co., a Delaware corporation (the “Company”), and Kristin Scott (the “Executive”).
WITNESSETH
WHEREAS, Employee is currently employed by the Company as Global Brand President;
WHEREAS, the Company and Executive previously entered into an Executive Severance Agreement with an effective date of May 10, 2017, as subsequently amended effective November 8, 2021 (together, the “ESA”) (attached hereto as Exhibit A and incorporated herein);
WHEREAS, the Company and Executive mutually agree that Executive’s employment will terminate; and
WHEREAS, in conjunction with this separation of employment, the Company and Executive desire to enter into an agreement setting forth the following terms and conditions;
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:
1.Termination of Employment. Pursuant to this Separation Agreement, the effective date of Executive’s separation of employment will be the earlier of March 30, 2024 or the date Executive begins employment elsewhere (the “Separation Date”). Executive will be removed from the Company’s payroll and Executive’s employment relationship with the Company will be terminated for all purposes on the Separation Date.

2.Transition Period. For the period from February 5, 2024 through the Separation Date (the “Transition Period”), Executive agrees that Executive will fully cooperate with the Company in effecting an orderly transition of duties and in ensuring that the business of the Company is conducted in a professional, positive, and competent manner through the Separation Date. During the Transition Period, the Company will compensate Executive at Executive’s current base salary rate. Executive acknowledges and agrees that, should Executive accept and begin other employment before the Transition Period ends, Executive’s employment with the Company will end as of that date.

3.Resignation of Other Positions and Offices. Other than as provided in Section 2, Executive agrees to resign from all other positions and offices, if any, that Executive holds with the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, effective as of the Separation Date.

4.Accrued Compensation. The Company agrees to pay Executive the Accrued Compensation payments outlined in Section 2(a) of the ESA.

5.Additional Severance Benefits. In exchange for Executive’s commitments as outlined in this Separation Agreement and Executive’s execution of the Release and expiration of the revocation period (as referenced and defined in Section 6(a) below), the Company agrees to pay Executive the amounts outlined in Section 2(a)(l). Section 2(a)(2), and Section 2(a)(3) of the ESA.

6.Conditions of Severance Benefits. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 5 hereof unless the following conditions specified in Section 6(a) and Section 6(b) are satisfied:

a.Release. (i) Prior to the twenty-first (21st) day following the Separation Date, Executive executes a release of all claims, known or unknown, arising on or before the date of the release against the Company and all other individuals and entities specified therein, in the form attached hereto as Exhibit B (the “Release”); and (ii) any applicable revocation period has expired without Executive revoking such Release; and

b.Satisfactory Performance. All Severance Benefits are subject to satisfactory performance of responsibilities throughout the Transition Period.

7.Other Compensation and Benefits. Except as specifically set forth herein, Executive is due no other compensation or benefits. Notwithstanding any other plan or agreement, Executive agrees that as of the date of entering into this Separation Agreement, Executive is no longer entitled to (a) any benefits on account of a termination in connection with a change-in-control of the Company (e.g., increased severance or vesting acceleration of equity awards); or (b) any future equity grants.

8.Employment Reference. For purposes of inquiries from prospective employers, the Company agrees to provide neutral employment information such as Executive’s dates of employment, job title(s), and salary. All inquiries from prospective employers shall be directed to Jay Rust, EVP Human Resources.

9.Affirmation of Executive Covenants. In executing this Separation Agreement and as a condition to the Company’s performance of its obligations herein, Executive hereby reaffirms the Executive Covenants as set forth in Section 6 of the ESA (Exhibit A); provided, however, that the list of companies included in Appendix A of the ESA as examples of entities considered to be competitive to the Company pursuant to Section 6 of the ESA is hereby amended as set forth in Exhibit C attached hereto and incorporated herein. Further, Executive acknowledges and expressly agrees that the Company shall have the unilateral right to immediately discontinue payment of any amounts under Section 5 of this Separation Agreement in the event that Executive breaches any of Executive’s post-employment obligations under Section 6 of the ESA. In addition, the U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

10.Return of Company Property. Executive agrees that, within 7 days after the Separation Date, Executive will return to the Company all property of the Company in Executive’s possession including, without limitation, all computers, records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company, which records, files, documents and programs may constitute trade secrets and proprietary information belonging solely to the Company. Executive may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to the Company any and all rights, if any, that Executive may have in any such records, files, documents, or programs.

11.Confidentiality.

a.Executive agrees not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Separation Agreement or any fact concerning its negotiation, execution, or implementation, except with (1) an attorney, accountant, or other advisor engaged by Executive; (2) the Internal Revenue Service or other governmental agency upon proper request; (3) Executive’s immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others; and (4) or as otherwise required by law; provided, however, that the confidentiality obligations of this Section 11 shall not apply to information that has become publicly available through no actions on the part of the Executive.

b.Executive agrees that Executive will not disclose Executive’s separation from employment with the Company to any employee of the Company or any third party unless pursuant to the communication plan established by the Company, or otherwise required by law.

c.Executive acknowledges and expressly agrees that the Company shall have the unilateral right to immediately discontinue payment of any amounts under Section 5 of this Separation Agreement in the event that Executive breaches any of Executive’s confidentiality obligations under this Section 11 of the Separation Agreement. Furthermore, if Executive breaches any of the confidentiality obligations under this Section 11 of the Separation Agreement, Executive agrees to pay the Company as liquidated damages immediately and upon demand 50% of the amounts paid to Executive under Section 5 of this Separation Agreement. Executive agrees that this sum represents fair and reasonable liquidated damages since the amount of actual damages to the Company in the event of such breach is uncertain.

12.Future Cooperation. Following the Separation Date, and thereafter, Executive agrees that Executive shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Executive agrees that Executive will respond to any such requests from the Company promptly. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include Executive being available at reasonable times and places for participating in interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to reimburse Executive for any approved travel expenses incurred as a result of such cooperation with the Company.

13.Taxes. The Company may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Separation Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

14.Reemployment or Future Association. Executive hereby agrees that Executive shall not seek reinstatement or apply for future employment with the Company or any of its affiliates and subsidiaries; and should Executive apply for reinstatement or re-employment in violation of this Section, neither the Company nor any of its affiliates and subsidiaries shall incur any liability by virtue of its or their refusal to hire Executive or consider Executive for employment.

15.Governing Law. This Separation Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the internal substantive laws of the State of Ohio.

16.Severability. Should any provision of this Separation Agreement be declared or be determined by any court to be invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not to be part of this Separation Agreement. The waiver of a breach of any of the provisions of this Separation Agreement shall not operate or be construed as a waiver of any other provision of this Separation Agreement or a waiver of any subsequent breach of the same provision. Notwithstanding the foregoing, if the Release is invalidated, this Separation Agreement is nullified in its entirety and the Company shall have no obligations under this Separation Agreement.

17.Voluntary Execution. Executive acknowledges that Executive is executing this Separation Agreement voluntarily and of Executive’s own free will and that Executive fully understands and intends to be bound by the terms of this Separation Agreement. Further, Executive acknowledges that Executive has received a copy of this Separation Agreement on February 5, 2024 and has had an opportunity to carefully review this Separation Agreement with an attorney prior to executing it or warrants that Executive chooses not to have an attorney review this Separation Agreement prior to signing. Executive will be responsible for any attorneys’ fees incurred in connection with the review of this Separation Agreement by Executive’s attorney. This Separation Agreement may be executed in counterparts and by signatures transmitted by email.

18.Entire Agreement. This Separation Agreement, the ESA (Exhibit A, as amended as set forth in Exhibit C), and the Release (Exhibit B) collectively constitute the entire agreement between the Company and Executive with respect to the subject matter of this Separation Agreement, and there are no other written or oral agreements, understandings, or arrangements except as set forth herein. Except as modified by this Separation Agreement, the terms and provisions of the ESA shall remain in full force and effect in accordance with the terms thereof. Where the terms of this Separation Agreement are inconsistent with the terms of the ESA, the terms of this Separation Agreement shall control and supersede the terms of the ESA. Any amendments, additions, or other modifications to this Separation Agreement must be done in writing, signed by both parties, and subject to approval of the Company’s Board in order to be binding.

19.Successors and Assigns. This Separation Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective heirs, executors, personal representatives, successors, and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Separation Agreement in its entirety and voluntarily executed it as of the date set forth under their respective signatures.

ABERCROMBIE & FITCH KRISTIN SCOTT
MANAGEMENT CO.

/s/ Jay Rust                                            /s/ Kristin Scott
Jay Rust Executive’s Signature
Executive Vice President
Human Resources

February 13, 2024
Date of Executive’s Signature

EXHIBIT A

EXECUTIVE SEVERANCE AGREEMENT (ESA)

AGREEMENT

This AGREEMENT (this “Agreement”), is entered into between Abercrombie & Fitch Management Co., a Delaware corporation (the “Company”), and Kristin Scott (the “Executive”) as of the execution date by the Company below (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Agreement dated as of May 20, 2016 (the “Prior Agreement”) that sets forth the terms under which the Executive may be entitled to severance benefits upon the occurrence of certain events;

WHEREAS, the Company and the Executive desire to enter into this Agreement to alter and supersede the terms of the Prior Agreement, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Term of Agreement; Termination of Employment

(a) Term. The term of this Agreement shall be from the Effective Date and for a period of two years thereafter (the “Original Term”); provided, that, this Agreement shall be automatically extended, subject to earlier termination as provided herein, for successive additional one year periods (each, an “Additional Term”), on the second anniversary of the Effective Date and each subsequent anniversary thereof unless, at least 90 days before the date on which an Additional Term otherwise would automatically begin, the Company or the Executive notifies the other in writing that the Term (as defined below) shall not be extended by any Additional Terms thereafter. Notwithstanding the foregoing, if a Change of Control (as defined below) occurs during the Original Term or an Additional Term, the term of this Agreement shall extend until the later of the Original Term or an Additional Term or the 18-month anniversary of such Change of Control (such extension, together with the Original Term or any Additional Terms, the “Term”).

(b) At-Will Nature of Employment. The Executive acknowledges and agrees that the Executive’s employment with the Company is and shall remain “at-will” and the Executive’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Company, with or without notice, or the Executive, subject to the terms of this Agreement. During the period of the Executive’s employment with the Company, the Executive shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Executive’s position with the Company.

(c) Termination of Employment by the Company. During the Term, the Company may terminate the Executive’s employment at any time with or without Cause (as defined below) pursuant to the Notice of Termination provision below.

(d) Termination of Employment by the Executive. During the Term, the Executive may terminate employment with the Company with or without Good Reason (as defined below) by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written notice of termination; provided, that, if such termination of employment is by the Executive with Good Reason, such notice shall state in reasonable detail the facts and circumstances that constitute Good Reason. This provision does not change the at-will nature of Executive’s employment, and the Company may end Executive’s employment, pursuant to Executive’s notice, prior to the expiration of the thirty (30) days’ notice.

(e) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written Notice of Termination addressed to the Executive or the Company, as applicable. A “Notice of Termination” shall mean a notice stating that the Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.

(f) Termination Date. Subject to Section 4(a) hereof, “Termination Date” as used in this Agreement shall mean in the case of the Executive’s death or Disability (as defined below), the date of death or Disability, or in all other cases of termination by the Company or the Executive, the date specified in writing by the Company or the Executive as the Termination Date in accordance with Section 1(e).

2. Compensation Upon Certain Terminations by the Company.

(a) Termination Without Cause, or for Good Reason. If the Executive’s employment is terminated during the Term (i) by the Company without Cause (other than as a result of the Executive’s death or Disability), or (ii) by the Executive for Good Reason, in each case, other than during the COC Protection Period (as defined below), the Company shall (A) pay to the Executive any portion of Executive’s accrued but unpaid base salary earned through the Termination Date; (B) pay to the Executive any annual bonus that was earned by the Executive for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, to the extent not already paid; (C) reimburse the Executive for any and all amounts advanced in connection with Executive’s employment with the Company for reasonable and necessary expenses incurred by Executive through the Termination Date in accordance with the Company’s policies and procedures on reimbursement of expenses; (D) pay to the Executive any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time; and (E) provide to the Executive all other accrued but unpaid payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (excluding any severance plan or policy of the Company) (collectively, the “Accrued Compensation”). In addition, provided that the Executive executes a release of claims in a form acceptable to the Company (a “Release”), returns such Release to the Company by no later than 45 days following the Termination Date (the “Release Deadline”) and does not revoke such Release prior to the expiration of the applicable revocation period (the date on which such Release becomes effective, the “Release Effective Date”), then subject to the further provisions of Sections 3, 4, and 6 below, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)    The Company will continue to pay the Executive’s Base Salary (as defined below) during the period beginning on the Executive’s Termination Date and continuing for eighteen months thereafter (“Salary Continuation”). This Salary Continuation payment shall be paid in bi-weekly installments, consistent with the Company’s payroll practices. Subject to Sections 4(c) and 4(d) hereof, the first such payment shall be made on the first payroll date following the Release Effective Date, such payment to include all payments that would have otherwise been payable between the Termination Date and the date of such payment.

(2)    The Company will pay to the Executive, at such time as those executives who are actively employed with the Company would receive payments under the Company’s short-term cash bonus plan in which the Executive was eligible to participate immediately prior to the Termination Date (but in no event later than the 15th day of the third month of the fiscal year following the fiscal year in which the Termination Date occurred), a pro-rated amount of the Executive’s bonus under such plan, based on the actual performance during the applicable period, determined in accordance with the terms of the Plan and subject to the approval of the Compensation and Organization Committee of the Board of Directors. The pro-rated amount shall be calculated using a fraction where the numerator is the number of days from the beginning of the applicable bonus period through the Termination Date and the denominator is the total number of days in the applicable bonus period.

(3)    Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period in which Salary Continuation is in effect, the Company shall reimburse the Executive for 100% of the monthly premium costs of COBRA coverage, less applicable withholding taxes on such reimbursement; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of (i) the Executive’s becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive’s right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(a)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

For the avoidance of doubt, the payments and obligations set forth in this Section 2(a) shall be in lieu of any payments due to the Executive under the Prior Agreement.

(b) Termination for Cause, without Good Reason, or Death. If the Executive’s employment is terminated during the Term by the Company for Cause, by the Executive without Good Reason or by reason of the Executive’s death, the Company shall provide the Executive (or the Executive’s estate, if applicable) with only the Accrued Compensation.

(c) Termination due to Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable): (i) the Company shall provide the Executive with the Accrued Compensation; and (ii) the Executive shall be entitled to receive any disability benefits available under the Company’s Long-Term Disability Plan (if any). For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties with the Company or its subsidiaries for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company’s long-term disability plan or, in the absence of such plan, as determined by the Company’s Board of Directors (the “Board”).

(d) Change of Control. If the Executive’s employment is terminated during the Term (i) by the Company other than for Cause, or due to the Executive’s death or Disability or (ii) by the Executive for Good Reason, in each case, during the three months prior to, and the eighteen months following, a Change of Control (such period, the “COC Protection Period”), then the Company shall provide the Executive with the Accrued Compensation and, subject to the Executive executing a Release, returning such Release to the Company by no later than the Release Deadline, and not revoking such Release prior to the expiration of the applicable revocation period, and subject to the further provisions of Sections 2(j), 3, 4 and 6 below, and in lieu of any payments due to the Executive in the Prior Agreement, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)    The Company will pay the Executive an amount equal to eighteen months of the Executive’s Base Salary in effect on the Termination Date. Subject to Sections 4(c) and 4(d) hereof, such amount shall be payable in a lump sum on the sixtieth (60th) day following the Termination Date, except to the extent that such amount becomes payable on account of a termination that occurs other than during the twelve month period following a Change of Control. To that extent, the amount shall be paid at the time described in Section 2(a)(1) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code.

(2)    The Company will pay Executive an amount equal to 1.5 times the Executive’s Target Bonus. Subject to Sections 4(c) and 4(d) hereof, such amount shall be payable in a lump sum on the sixtieth (60th) day following the Termination Date.

(3)    Subject to the Executive’s timely election of continuation coverage under COBRA for a period of eighteen months following the Termination Date, the Company shall reimburse the Executive for 100% of the monthly premium costs of COBRA coverage, less applicable withholding taxes on such reimbursement; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of (i) the Executive’s becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive’s right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(d)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

For the avoidance of doubt, the payments and obligations set forth in this Section 2(d) shall be in lieu of any payments due to the Executive under the Prior Agreement.

(e) Definitions.

(1)    Base Salary. For the purpose of this Agreement, “Base Salary” shall mean the Executive’s annual rate of base salary as in effect on the applicable date; provided, however, that if the Executive’s employment with the Company is being terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Base Salary, then “Base Salary” shall, for purposes of the definition of “Good Reason” and Section 3 of this Agreement, constitute the Executive’s Base Salary as in effect prior to such reduction.

(2)    Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law; (ii) fraudulent conduct by the Executive in connection with the business affairs of the Company; (iii) the Executive’s willful refusal to materially perform the Executive’s duties hereunder; (iv) the Executive’s willful misconduct which has, or would have if generally known, a materially adverse effect on the business or reputation of the company; or (v) the Executive’s material breach of a covenant, representation, warranty or obligation of the Executive to the Company. With respect to the circumstances in subsections (iii), (iv), and (v), above, such circumstances will only constitute “Cause” once the Company has provided the Executive written notice and the Executive has failed to cure such issue within 30 days. No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(3)    Change of Control. For purposes of this Agreement, “Change of Control” shall have the same meaning as such term is defined in the Company’s 2016 Long-Term Incentive Plan for Associates; provided, however, that for purposes of this Agreement, such definition shall only apply to the extent that the event that constitutes such a “Change of Control” also constitutes a “change in ownership or control” as such term is defined in Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued thereunder (“Section 409A of the Code”).

(4)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) a reduction in the Executive’s Base Salary or Target Bonus as in effect from time to time; (ii) a material reduction (including as a result of any co-sharing of responsibilities arrangement) of the Executive’s authority, responsibilities, or duties, (iii) a requirement that the Executive be based at a location in excess of 50 miles from the location of its principal executive office as of the date of this Agreement; (iv) the Company fails to obtain the written assumption of its obligations to the Executive under this Agreement by a successor no later than the consummation of a Change of Control; (v) a material breach by the Company of its obligations to the Executive under this Agreement; or (vi) in anticipation or contemplation of or following a Change of Control, as defined above, a material adverse change in the Executive’s reporting structure; which in each of the circumstances described above, is not remedied by the Company within 30 days of receipt of written notice by the Executive to the Company; so long as the Executive provides such written notice to the Company no later than 90 days following the first date the event giving rise to a claim of Good Reason exists;

(5)    Target Bonus. “Target Bonus” shall mean the percentage of the Executive’s Base Salary equal to the Executive’s short-term cash bonus opportunity under the terms of the applicable short-term cash bonus program in which the Executive is entitled to participate in respect of the fiscal year of the Company in which the Termination Date occurs (if any); provided, however, that if the Executive’s employment with the Company is terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Target Bonus, then “Target Bonus” shall mean the Executive’s Target Bonus as in effect immediately prior to such reduction.

(f) Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 2(a)(3) or Section 2(d)(3).

(g) Resignation from Office. The Executive’s termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from any and all offices held by the Executive with the Company or its affiliates. The Executive shall execute such additional documents as requested by the Company from time to time to evidence the foregoing.

(h) Exclusivity. This Agreement is intended to provide severance payments and/or benefits only under the circumstances expressly enumerated under Section 2 hereof. Unless otherwise determined by the Company in its sole discretion, in the event of a termination of the Executive’s employment with the Company for any reason (or no reason) or at any time other than as expressly contemplated by Section 2 hereof, the Executive shall not be entitled to receive any severance payments and/or benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Compensation and any other rights or benefits to which the Executive is otherwise entitled pursuant to the requirements of applicable law. Except as otherwise expressly provided in this Section 2, all of the Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the Termination Date will cease upon the Termination Date.

(i) Set-Off. The Executive agrees that, to the extent permitted by applicable law, the Company may deduct from and set-off against any amounts otherwise payable to the Executive under this Agreement such amounts as may be owed by the Executive to the Company. The Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and set-off.

(j) Exclusive Remedies. The Executive agrees and acknowledges that the payments and benefits set forth in this Section 2 shall be the only payments and benefits to which the Executive is entitled from the Company in connection with the termination of the Executive’s employment with the Company, and that neither the Company nor its subsidiaries shall have any liability to the Executive or the Executive’s estate, whether under this Agreement, the Prior Agreement or otherwise, in connection with the termination of the Executive’s employment.

3. Limitations on Certain Payments. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise would be an “excess parachute payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the second to last sentence of this Section 3 to be paid or provided will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by a certified accounting firm that is independent from the Company. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce the Executive’s payments and/or benefits, to the extent required, in the following order: (a) the payments due under Section 2(d)(3) (beginning with the payment farthest out in time that would otherwise be paid); (b) the payments due under Section 2(d)(1) (beginning with the payment farthest out in time that would otherwise be paid); (c) the payment due under Section 2(d)(2). The assessment of whether or not such payments or benefits constitute or would include excess parachute payments shall take into account a reasonable compensation analysis of the value of services provided or to be provided by the Executive, including any agreement by the Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to you that may then be in effect.

4. Section 409A of the Code; Withholding.

    (a)    This Agreement is intended to avoid the imposition of taxes and/or penalties under Section 409A of the Code. The parties agree that this Agreement shall at all times be interpreted, construed and operated in a manner to avoid the imposition of taxes and/or penalties under with Section 409A of the Code. To the extent required for compliance with Section 409A of the Code, all references to a termination of employment and separation from service shall mean “separation from service” as defined in Section 409A of the Code, and the date of such “separation from service” shall be referred to as the “Termination Date”.
    (b)    All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirement: (i) the amount of expenses eligible for reimbursement, during the Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; and (ii) the reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

    (c)    Notwithstanding anything in this Agreement to the contrary, for purposes of the period specified in this Agreement relating to the timing of the Executive’s execution of the Release as a condition of the Company’s obligation to provide any severance payments or benefits, if such period would begin in one taxable year and end in a second taxable year, any payment otherwise due to the Executive upon execution of the Release shall be made in the second taxable year and without regard to when the Release was executed or became irrevocable.

    (d)    If the Executive is a “specified employee” (as defined under Section 409A of the Code) on the Executive’s Termination Date, to the extent that any amount payable under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service, such amount shall not be paid until the first day following the six (6) month anniversary of the Executive’s Termination Date or the Executive’s death, if earlier.

    (e)    To the maximum extent permitted under Section 409A of the Code, the payments and benefits under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treasury Regulation §1.409A-1(b)(9)(iii). Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.
    (f)    All amounts due and payable under this Agreement shall be paid less all amounts required to be withheld by law, including all applicable federal, state and local withholding taxes and deductions.

5. Indemnification. The Company shall indemnify, defend, and hold the Executive harmless to the maximum extent permitted by law and the Company by-laws against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company. Subject to the terms of the Company’s director and officer indemnification policies then in effect, the Company acknowledges that the Executive will be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers.

6. Executive Covenants.
    (a)    For the purposes of this Section 6, the term “Company” shall include Abercrombie & Fitch Management Co. and all of its subsidiaries, parent companies and affiliates thereof
     (b)    Non-Disclosure and Non-Use. The Executive shall not, during the Term and at all times thereafter, without the written authorization of the Chief Executive Officer (“CEO”) of the Company or such other executive governing body as may exist in lieu of the CEO, (hereinafter referred to as the “Executive Approval”), use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. The Executive shall hold in strictest confidence and shall not, without the Executive Approval, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, “Confidential and Trade Secret Information” includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential and Trade Secret Information to the extent required by law or by any court or regulatory authority having actual or apparent authority to require such disclosure or in connection with any litigation or arbitration involving this Agreement.

The restrictions set forth in this Section 6(b) shall not apply to information that is or becomes generally available to the public or known within the Company’s trade or industry (other than as a result of its wrongful disclosure by the Executive), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company.

The Executive further represents and agrees that, during the Term and at all times thereafter, the Executive is obligated to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company’s stock. The Executive acknowledges that the Company has not provided opinions or legal advice regarding the Executive’s obligations in this respect and that it is the Executive’s responsibility to seek independent legal advice with respect to any stock or option transaction.

(c)    Non-Disparagement and Cooperation. Neither the Executive nor any officer, director of the Company, nor any other spokesperson authorized as a spokesperson by any officer or director of the Company, shall, during the Term or at any time thereafter, intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in the market and community at large. During the Term and at all times thereafter, the Executive shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of the Executive. If at any time the Executive should be required to cooperate with the Company pursuant to this Section 6(c), the Company agrees to promptly reimburse the Executive for reasonable documented costs and expenses incurred as a result thereof. The Executive agrees that, during the Term and at all times thereafter, the Executive will not speak or communicate with any party or representative of any party, who is known to the Executive to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless the Executive receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent the Executive from pursuing any claim in connection with enforcing or defending the Executive’s rights or obligations under this Agreement, or engaging in any activity as set forth in Section 14 of this Agreement.
    (d)    Non-Competition. For the period of Executive’s employment with the Company and its subsidiaries and for twelve (12) months following Executive’s Termination Date with the Company and its subsidiaries for any reason (the “Non-Competition Period”), Executive shall not, directly or indirectly, without the Executive Approval, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, or any of their current or future divisions, subsidiaries or affiliates (whether majority or minority owned), even if said division, subsidiary or affiliate becomes unrelated to the entity on Appendix A at some future date, or any other entity engaged in a business that is competitive with the Company in any part of the world in which the Company conducts business or is actively preparing or considering conducting business (“Competing Entity”); provided, however, that the “beneficial ownership” by the Executive, either individually or by a “group” in which the Executive is a member (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of less than 2% of the voting stock of any publicly held corporation shall not be a violation of this Section 6(d). The Executive acknowledges and agrees that any consideration that the Executive received in respect of any non-competition covenant in favor of the Company or its subsidiaries entered into prior to the date hereof shall be incorporated herein as consideration for the promises set forth in this Section 6(d) and that the provisions contained in this Section 6(d) shall supersede any prior non-competition covenants between the Executive and the Company or its subsidiaries.

    (e)    Non-Solicitation. For the period of Executive’s employment with the Company and its subsidiaries and for twenty-four (24) months following Executive’s Termination Date with the Company and its subsidiaries for any reason (“Non-Solicitation Period”), the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, the Executive shall not hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company. The Executive acknowledges and agrees that any consideration that the Executive received for in respect of any non-solicitation covenant in favor of the Company or its subsidiaries entered into prior to the date hereof shall be incorporated herein as consideration for the promises set forth in this Section 6(e) and that the provisions contained in this Section 6(e) shall supersede any prior non-solicitation covenants between the Executive and the Company or its subsidiaries.
    (f)    Confidentiality of this Agreement. Unless this Agreement is required to be publicly disclosed under applicable U.S. securities laws, the Executive agrees that, during the Term and at all times thereafter, the Executive shall not speak about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (i) an attorney, accountant, or other advisor engaged by the Executive; (ii) the Internal Revenue Service or other governmental agency upon proper request; or (iii) the Executive’s immediate family; provided, that all such persons agree in advance to keep said information confidential and not to disclose it to others. This Section 6(f) shall not prohibit Executive from disclosing the terms of this Section 6 to a prospective employer.

    (g)    Remedies. The Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this Section 6(g) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 6 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which either may be entitled at law or in equity in connection with the enforcement of the covenants set forth in this Section 6. Should a court with jurisdiction determine, however, that all or any portion of the covenants set forth in this Section 6 is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants or portion thereof should be interpreted and enforced to the maximum extent that such court deems reasonable. In the event of any violation of the provisions of this Section 6, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination of employment restriction period shall be tolled during any period of such violation. In the event of a material violation by the Executive of this Section 6, any severance being paid to the Executive pursuant to Section 2 of this Agreement or otherwise shall immediately cease, and the aggregate gross amount of any severance previously paid to the Executive shall be immediately repaid to the Company.
    (h)    The provisions of this Section 6 shall survive any termination of this Agreement and any termination of the Executive’s employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Successors and Assigns.

    (a)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
    (b)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

8. Arbitration. Except with respect to the remedies set forth in Section 6(g) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

9. Effect on Prior Agreements. Except as otherwise set forth herein, this Agreement supersedes all provisions in prior agreements, either express or implied, between the parties hereto, with respect to post-termination payments and/or benefits, including the Prior Agreement; provided, that, this Agreement shall not supersede the Company’s 2005, 2007 or 2016 Long-Term Incentive Plans (or any other applicable equity plan) or any applicable award agreements evidencing equity-based incentive awards thereunder (the “Equity Documents”), and any rights of the Executive with respect to equity-based incentive awards hereunder shall be in addition to, and not in lieu of, any rights pursuant to the Equity Documents. No provisions of this Agreement shall supersede or nullify the clawback provisions in the Equity Documents or any of the applicable Company incentive compensation plans. For the avoidance of doubt, except as otherwise set forth herein, the post-termination payments and benefits provided herein shall be in lieu of, and not in addition to, any post-termination payment or benefits provided under the terms of the Prior Agreement.

10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:
To Executive’s last home address as listed in the books and records of the Company.

To the Company:
Abercrombie & Fitch Management Co.
6301 Fitch Path
New Albany, Ohio 43054
Attn: General Counsel

11. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof. Except as provided in Section 8, any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Please, Franklin County, Ohio.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Protected Rights. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agency.

IN WITNESS WHEREOF, the undersigned has hereto set her hand this 22 day of March, 2017.

/s/ Kristin Scott
Kristin Scott

IN WITNESS WHEREOF, the undersigned has hereto set his hand this 10 day of May, 2017.

/s/Arthur C. Martinez
Arthur C. Martinez
Executive Chairman of the Board of Directors
Abercrombie & Fitch Co.

Appendix A

(all current and future (as described in Section 6(d) of the Agreement) subsidiaries, divisions and affiliates of the entities below)

American Eagle Outfitters, Inc.	Gap, Inc.
J. Crew Group, Inc.	Pacific Sunwear of California, Inc.
Urban Outfitters, Inc.	Aeropostale, Inc.
Polo Ralph Lauren Corporation	Ascena Retail Group
Lululemon Athletica, Inc.	Levi Strauss & Co.
L Brands (formerly known as Limited Brands, including, without limitation, Victoria’s Secret, Pink, Bath & Body Works, La Senza and Henri Bendel)	Express, Inc.
Nike, Inc.	Under Armour, Inc.
Amazon.com, Inc.

NON-COMPETE AMENDMENT

This NON-COMPETE AMENDMENT (this “Amendment”), is entered into between Abercrombie & Fitch Management Co., a Delaware corporation (the “Company”), and Kristin Scott (the “Executive”) as of the execution date by the Company below (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Agreement dated as of May 10, 2017 (the “Prior Agreement”) that sets forth the terms under which the Executive may be entitled to receive severance benefits upon the occurrence of certain events;

WHEREAS, the non-competition provision of the Prior Agreement includes references to the Victoria’s Secret (“VS”) and Bath & Body Works (“BBW”) divisions of L Brands Inc., but the VS and BBW businesses have since become separate publicly traded companies, with L Brands Inc. no longer in existence; and

WHEREAS, the Company and the Executive desire to update the non-competition provision of the Prior Agreement to reflect the current status of the VS and BBW businesses;

NOW, THEREFORE, in consideration of Executive’s continued employment, the Company and the Executive hereby agree as follows:

1.Amendment to “Appendix A” as Referenced in Section 6(d) of the Prior Agreement: Appendix A, as referenced in Section 6(d) of the Prior Agreement, is hereby replaced and updated as follows:

APPENDIX A
(all current and future (as described in Section 6(d) of the Agreement) subsidiaries, divisions, and affiliates of the entities below)
American Eagle Outfitters, Inc.	Gap, Inc.
J. Crew Group, Inc.	Pacific Sunwear of California, Inc.
Urban Outfitters, Inc.	Aeropostale, Inc.
Polo Ralph Lauren Corporation	Ascena Retail Group
Lululemon Athletica, Inc.	Levi Strauss & Co.
Victoria’s Secret & Co.	Express, Inc.
Bath & Body Works, Inc.	Under Armour, Inc.
Nike, Inc.	Amazon.com, Inc.

IN WITNESS HEREOF, the undersigned has hereto set their hand dated as of November 5, 2021.

/s/ Kristin Scott
Kristin Scott

IN WITNESS HEREOF, the undersigned has hereto set their hand dated as of November 8, 2021.

/s/ Gregory J. Henchel
Fran Horowitz
Chief Executive Officer
Abercrombie & Fitch Co.

EXHIBIT B

RELEASE

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is entered into between Kristin Scott (“Executive”) and Abercrombie & Fitch Management Co. on behalf of itself, its parent, affiliates, subsidiaries, officers, agents, employees (current and former), successors, predecessors, assigns, and any and all other related persons, firms, corporations, and other legal entities (herein singularly and collectively called the “Company”).

WHEREAS, the Company and Executive previously entered into an Executive Severance Agreement with an effective date of May 10, 2017, as subsequently amended effective November 8, 2021 (together, the “ESA”);

WHEREAS, the Company and Executive previously entered into a Separation Agreement executed by Executive on February 13, 2024 (the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, Executive is required to execute and not revoke this Release as provided in the Separation Agreement in order to receive the benefits in Section 5 of the Separation Agreement (the “Additional Severance Benefits”);

NOW THEREFORE, in consideration of the promises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive agrees as follows:

1.Release.

a.Executive, individually, and on behalf of Executive’s heirs, executors, administrators, and assigns, agrees not to sue, acquits, releases, and forever discharges the Company, as collectively defined above, of and from all actions and causes of action, suits, debts, claims, and demands which may legally be waived by private agreement, in law or in equity, which Executive ever had, or may now have, with respect to any aspect of Executive’s employment by, and/or separation of employment from, the Company, whether known or unknown to Executive at the time of execution of this Release, including, but not limited to, claims for breach of contract (express or implied), personal injury, defamation and wrongful discharge; claims based on any oral or written agreements or promises, contract, constitutional provision, common law, public policy, and tort; claims for retaliation, and/or discrimination or harassment in employment; and claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages for personal injuries, pain and suffering, emotional distress, health care expenses, back pay, front pay, separation pay, wages, benefits, attorney’s fees, costs, interest or other monies, from the beginning of time through the date that Executive signs this Release.

b.Excluded from this Release of Claims are any claims or rights which cannot be waived by law, including claims arising after the date of this Release and any workers compensation claims. Also excluded from this Release are any claims for indemnification under the Company charter and by-laws or for coverage under any applicable contract of directors’ and officers’ liability insurance respecting Executive’s acts and omissions occurring prior to the date of separation. This Release does not prohibit Executive from bringing a claim to enforce the terms of this Release, the Separation Agreement, or the ESA (as modified by the Separation Agreement).

c.Executive agrees that, with the exception of any action the law precludes Executive from waiving by agreement, Executive’s covenants and releases, as set forth in this Release, include a waiver of any and all rights or remedies under any present and/or future federal, state, local or foreign statute, law and/or regulation, including, but not limited to: state and U.S. Constitutions; state common law; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Genetic Information Non-Discrimination Act; the

Occupational Safety and Health Act; the National Labor Relations Act; the federal Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act; the Ohio Civil Rights Act, Ohio Rev. Code Ch. 4112; any similar federal, state or local statute or law applicable to Executive’s employment, all as amended. This Release is also intended to and shall release the Company from any and all wage and hour related claims arising out of or in any way connected with Executive’s employment with the Company, to the maximum extent permitted by federal and state law.

d.Executive intends that this Release shall bar each and every claim, demand and cause of action hereinabove specified, whether known or unknown to Executive at the time of execution of this Release. As a result, Executive acknowledges that Executive might, in the future, discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matters of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any rights, claims, or causes of action that might arise as a result of such different or additional claims or facts.

2.Acknowledgments and Reporting. Executive acknowledges and agrees that Executive: (a) has been properly paid for all hours worked at the Company; (b) has not suffered any on-the job injury at the Company for which Executive has not already filed a claim; (c) has not suffered any unreported workplace injury at the Company through the Separation Date (as defined in the Separation Agreement) or re-aggravated any job injury Executive has already reported or for which Executive has already filed a worker’s compensation claim; (d) has been properly provided any leave of absence at the Company because of Executive’s or a family member’s health condition; and, (e) has not been subjected to any improper treatment, conduct or actions by the Company due to or related to Executive’s request for, or taking of, any leave of absence because of Executive’s own or a family member’s health condition.

3.Acceptance and Older Workers Benefit Protection Act Acknowledgments. Executive has at least twenty-one (21) days during which to consider this Release. Any modifications to this Release, whether material or immaterial, will not restart this twenty-one (21)-day period. Executive is not required to, but may, accept this Release by signing and returning it to the Company within twenty-one (21) days from the date this Release was communicated to Executive. If Executive does not sign and return this Release within such twenty-one (21)-day period (the “Release Deadline”), then all of the terms offered in this Release will expire and shall be deemed null and void and Executive shall not be entitled to any of the Severance Benefits set forth in Section 5 of the Separation Agreement.

Executive acknowledges and agrees that:

a.this Release, the ESA, and the Separation Agreement are written in plain and understandable language which Executive fully understands;

b. Executive was advised and hereby is advised in writing to consult with an attorney of Executive’s choice prior to signing this Release;

c.Executive is not waiving any claims that may arise after the execution of this Release under the ADEA; and,

d.The Severance Payments in Section 5 of the Separation Agreement exceed the amount to which Executive would have otherwise been entitled from the Company.

4.Revocation. Executive understands that this Release may be revoked for a period of seven (7) calendar days following Executive’s execution of the Release. The Release is not effective until this revocation period has expired. Executive understands that any revocation to be effective must be in writing and postmarked within seven (7) calendar days of the execution of this Release and addressed to: Abercrombie & Fitch Management Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Jay Rust, EVP, Human Resources. If revocation is by mail, then certified mail with return receipt requested is recommended to show proof of mailing.

This Release shall become finally effective upon receipt of the signed document and the expiration of the above revocation period. No Severance Benefits under Section 5 of the Separation Agreement shall be made until after the revocation period has expired.

5. Modification and Waiver. This Release shall not be changed, modified, terminated, canceled or amended except by a written instrument signed by Executive and the Company. The failure to exercise, or a delay in exercising, any right, remedy or power under this Release shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Release preclude any other or further exercise thereof.

6.Severability. If any provision of this Release is judicially declared to be invalid or unenforceable for any reason, in whole or in part, only such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable or otherwise affecting the remaining provisions of this Release, which shall remain in full force and effect to the fullest extent permitted by law.

7.Headings. The headings used in this Release are descriptive only, are for the convenience of identifying provisions, and are not determinative of the meaning or effect of any provision.

8.Voluntary Execution. Executive acknowledges that Executive is executing this Release voluntarily and of Executive’s own free will and that Executive fully understands and intends to be bound of the terms of this Release. Further, Executive acknowledges that Executive has received a copy of this Release on [DATE] and has had an opportunity to carefully review this Release with an attorney prior to executing it or warrants that Executive chooses not to have an attorney review this Release prior to signing. Execution by an electronically transmitted signature shall be fully and legally binding. Executive acknowledges that this Release may not be executed prior to the Separation Date (as defined in the Separation Agreement), and if Executive executes the Release prior to the Separation Date (as defined in the Separation Agreement), it is null and void.

9.Protected Rights. Nothing contained in this Release or in the ESA limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that neither the ESA nor this Release limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release and the ESA do not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agency.

10.Governing Law. This Release shall in all respects be interpreted, construed, and governed by and in accordance with the internal substantive laws of the State of Ohio.

IN WITNESS WHEREOF, Executive has executed and delivered this Release of the date set forth below.

KRISTIN SCOTT

_____________________________________
Executive’s Signature

_____________________________________
Date of Executive’s Signature

EXHIBIT C

(Appendix A of the ESA, as described and set forth pursuant to Section 6 of the ESA, is hereby amended to list all current and future subsidiaries, divisions, and affiliates of the entities below as examples of entities considered to be competitive to the Company)

American Eagle Outfitters, Inc.	Gap, Inc.
J. Crew Group, Inc.	Pacific Sunwear of California, Inc.
Urban Outfitters, Inc.	Aeropostale, Inc.
Polo Ralph Lauren Corporation	Ascena Retail Group
Lululemon Athletica, Inc.	Levi Strauss & Co.
Victoria’s Secret & Co.	Express, Inc.
Bath & Body Works, Inc.	Under Armour, Inc.
Nike, Inc.	Amazon.com, Inc.
Aritzia, Inc.